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Exhibit 23.1


CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 27, 2002, except for the second and third paragraphs of Note N, as to which the date is April 25, 2002, on the combined balance sheets of Comark, Inc. and Affiliates as of December 29, 2001 and December 31, 2000, and the related combined statements of income, retained earnings, and cash flows of Comark, Inc. and Affiliates for the three years in the period ended December 29, 2001. We hereby consent to the inclusion of our report in the Form 8-K/A, Amendment No. 1 to Form 8-K of Insight Enterprises, Inc. and to its incorporation by reference into their registration statements (No. 333-42684, No. 333-42686, No. 33-96286, No. 33-96280, No. 33-03158 and No. 333-69113) on
Form S-8 and (No. 333-14331, No. 333-16655 and No. 333-63379) on Form S-3.


                                    /s/ GRANT THORNTON LLP

Chicago, Illinois
July 8, 2002